EXHIBIT 11



                           CODA MUSIC TECHNOLOGY, INC.
                        COMPUTATION OF EARNINGS PER SHARE
                         For the Quarter Ended March 31,



                                                 1996                  1995

NET LOSS                                    $ (559,973)           $ (251,771)


WEIGHTED AVERAGE COMMON AND COMMON
EQUIVALENT SHARES OUTSTANDING:
 Common Shares Outstanding (1)               4,267,084             2,900,264
 Common Stock Equivalents calculated
   pursuant to Securities and Exchange
   Commission Staff Bulletin No. 83 (2)              -               391,165


WEIGHTED AVERAGE COMMON AND COMMON
EQUIVALENT SHARES OUTSTANDING                4,267,084             3,291,429


NET LOSS PER COMMON AND COMMON EQUIVALENT
  SHARE                                    $     (0.13)          $     (0.08)





1 Reflects the effect of conversion of Series A and Series B Convertible Preferred Stock to common stock and a 1-for-2 reverse stock split for all periods presented.

2 Reflects the issuance of Series B Convertible Preferred Stock, issuance of common stock for services, stock options granted, warrants issued to purchase Series B Convertible Preferred Stock and warrants issued to purchase common stock within the twelve month period prior to the Company's initial public offering at a price less than the public offering price.